UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 10, 2005 (August 4, 2005)

PLM EQUIPMENT GROWTH FUND V.
(Exact name of registrant as specified in its charter)

California	01-19203	94-3104548
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 Nyala Farms Road	Westport CT	06880
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203)-341-0555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2 under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2005, PLM Equipment Growth Fund V (“Fund V”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the CIT Group Inc. (“CIT”), Fund V and several entities affiliated with Fund V (collectively, the “Sellers”), including PLM Rail Partners (“Rail Partners”), an entity in which Fund V has a 23% ownership interest. Pursuant to the Purchase Agreement, CIT will acquire the railcar business of the Sellers, which includes railcars owned and leased by the Sellers as well as management contracts pursuant to which the Sellers manage the rail cars of third parties.

The aggregate purchase price that CIT will pay for the railcar business of the Sellers will be $119.8 million, adjusted to reflect the actual number of railcars and management contracts delivered to CIT at the closing. The portion of the aggregate purchase price to be received by Fund V and Rail Partners will be based on the appraised value of the railcars delivered by Fund V and Rail Partners, as determined by an independent third party appraiser. Fund V expects the closing of the transactions contemplated by the Purchase Agreement to occur within thirty (30) days; provided, however, the closing is subject to numerous conditions, and there can be no assurance that the closing will occur in that time frame, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth Fund V By PLM Financial Services, Inc. Its General Partner
By: /s/ Richard K Brock
Date: August 10, 2005	Richard K Brock Chief Financial Officer